Exhibit 10.25

Cyclebar Holdco, LLC

First Amended and Restated

Phantom Equity Plan

Article I

Purposes

The purposes of the Plan are to foster and promote the long-term financial success of the Company and the Subsidiaries and materially increase member value by (a) motivating superior performance by Participants by means of performance-related incentives and (b) enabling the Company and the Subsidiaries to attract and retain the services of an outstanding management team upon whose judgment, interest and special effort the successful conduct of its operations is largely dependent. This Plan amends and restates that certain Phantom Equity Plan of Cyclebar Holdco, LLC adopted on or about February 27, 2018 (the “Prior Plan”) in its entirety. To the extent there are any inconsistences or conflicts between the Plan and the Prior Plan, the Plan will govern and control.

Article II

Definitions, Etc.

Section 2.01 Certain Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below.

“Adjustment Event” means any dividend or other distribution (whether in the form of cash, additional interests, other securities, or other property, and excluding any tax distributions made under the LLC Agreement), any capital contributions, any recapitalization, reclassification, reorganization, change to corporate form, merger, consolidation, split-up, spinoff, combination, repurchase, liquidation, dissolution, sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase shares or other securities of the Company, or other similar transaction or event.

“Affiliate” means, when used with reference to a specified Person, (a) any Person that directly or indirectly, through one or more intermediaries, controls (alone or through an affiliated group), is controlled by, or is under common control with, such specified Person, including any investment vehicle under common management of such Person, (b) any Person that is an officer, director, manager, member, partner, or trustee of, or serves in a similar capacity with respect to, such specified Person (or an Affiliate of such Person) or of which such specified Person is an officer, director, member, manager, partner or trustee, or with respect to which such Person serves in a similar capacity or (c) any Person who is a spouse or descendant (whether natural or adopted) of such specified Person.

“Award Letter” means the letter evidencing a grant of Phantom Units to a Participant, substantially in the form attached hereto as Annex A, or such other form as the Committee shall approve.

“Base Amount” means an amount per Phantom Unit determined by the Committee on each grant date of Phantom Units, which shall not be less than the Fair Market Value per Unit on such date.

“Cause” means, with respect to any Participant, if the Participant has an employment agreement with the Company or an Affiliate thereof, the meaning assigned to such term in such employment agreement; provided, that if the Participant does not have an employment agreement or such term is not defined in such employment agreement, the term “Cause” means the following events or conditions, as determined by the Member in its reasonable judgment: (a) any failure by the Participant to substantially perform the Participant’s duties to the Company or any of its Affiliates (other than any such breach or failure due to the Participant’s physical or mental illness) and the continuance of such failure for more than 30 days following the Participant’s receipt of written notice from the Company, which notice shall set forth in reasonable detail the facts or circumstances constituting such failure; (b) any failure by the Participant to cooperate, if reasonably requested by the Company, with any investigation or inquiry into the Participant’s or the Company’s business practices, whether internal or external, including, but not limited to, the Participant’s refusal to be deposed or to provide testimony at any trial or inquiry and the continuance of such failure for more than 30 days following the Participant’s receipt of written notice from the Company, which notice shall set forth in reasonable detail the facts or circumstances constituting such failure; (c) the Participant’s engaging in fraud, willful misconduct, or dishonesty that has caused or is reasonably expected to result in material injury to the Company; (d) any material breach by the Participant of any fiduciary duty owed to the Company; (e) the Participant’s conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony (other than a DUI or similar felony); or (f) any material breach by the Participant of any of the Participant’s obligations hereunder or under any other written agreement or covenant with the Company or any of its Affiliates and the continuance of such failure for more than 30 days following the Participant’s receipt of written notice from the Company, which notice shall set forth in reasonable detail the facts or circumstances constituting such failure. A termination for Cause shall include a reasonable determination by the Company within 60 days following the termination of the Participant’s services to the Company that circumstances existed during the Participant’s employment that would have justified a termination by the Company for fraud.

“Change of Control” means:

(a) a sale or transfer of all or substantially all of the assets of any entity within the Company Group in any transaction or series of related transactions to an Independent Third Party;

(b) any merger, consolidation or reorganization to which any entity within the Company Group and an Independent Third Party are parties, except for a merger, consolidation or reorganization in which, after giving effect to such merger, consolidation or reorganization, the holders of such entity within the Company Group’s outstanding Equity Securities (on a fully-diluted basis) immediately prior to the merger, consolidation or reorganization will own directly or indirectly, immediately following the merger, consolidation or reorganization, Equity Securities holding a majority of the voting power of such entity within the Company Group; or

(c) any sale, transfer or issuance or series of sales, transfers and/or issuances of the Equity Securities of any entity within the Company Group, which results in any Independent Third Party owning more than fifty percent (50%) of the Equity Securities of such entity within the Company Group.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Company (or such other committee of the Company as the Member shall designate) or, if there shall not be any such committee then serving, the Member.

“Company” means Cyclebar Holdco, LLC, a Delaware limited liability company, and any successor thereto.

“Company Group” means (x) the Company, (y) its Subsidiaries and (z) the chain of Subsidiary entities owned, directly and indirectly, by H&W INVESTCO LP that ends with the direct parent of the Company.

“Convertible Securities” means securities convertible into or exchangeable for Units.

“Equity Securities” means equity securities of the Company Group, whether now or hereafter issued, and any Convertible Securities.

“Fair Market Value” means, as of any date, with respect to the Units, the per Unit fair market value on such date as determined by the Committee. The determination of Fair Market Value shall not give effect to any control premiums or discounts, restrictions on the Units or that such Units would represent a minority interest in the Company. Notwithstanding anything to the contrary contained in this Plan or any applicable Award Letter, as of any date, Fair Market Value shall not be less than the fair market value of one Unit, as determined under section 409A of the Code.

“Fully-Diluted Basis” means, as of any determination date, the sum of (i) the number of Units of the Company that would be outstanding as of such date if, immediately prior to such date, all warrants, Convertible Securities or other similar rights then outstanding that are exercisable or convertible at such time were exercised for or converted into Units of the Company, but only to the extent that such warrants and securities are “in the money” and (ii) the aggregate number of outstanding Phantom Units.

“Good Reason” means, with respect to any Participant, if the Participant has an employment agreement with the Company or an Affiliate thereof, the meaning assigned to such term in such employment agreement; provided, that if the Participant does not have an employment agreement or such term is not defined in such employment agreement, the term “Good Reason” means the termination by a Participant of the Participant’s engagement with the Company if (a) any of the following events occur without the Participant’s express prior written consent; (b) within 60 days after the Participant learns of the occurrence of such event, the Participant gives written notice to the Company describing such event and demanding cure; (c)

such event is not fully cured within 30 days after such notice is given; and (d) the Participant actually terminates his or her engagement with the Company within 30 days of the Company’s failure to so cure: (i) a material diminution in the Participant’s base salary or (ii) the assignment to the Participant of duties that are significantly different from, and that result in a substantial diminution of, the Participant’s duties or authority.

“Independent Third Party” means any Person who immediately prior to the contemplated transaction does not, directly or indirectly, own in excess of five percent (5%) of the issued and outstanding Units and is not an Affiliate of any such owner.

“LLC Agreement” means the Third Amended and Restated Limited Liability Operating Agreement of the Company, dated as of February 27, 2018, as amended from time to time.

“Member” means Xponential Fitness LLC, a Delaware limited liability company.

“Participant” means any manager, officer or key employee of, or consultant to, the Company or any Subsidiary who is designated by the Committee to receive a grant of Phantom Units under the Plan and who executes an Award Letter pursuant to the provisions of Section 5.02.

“Phantom Unit” means, with respect to Units of the Company, the right to receive a payment from the Company under Section 5.03.

“Per Unit Change of Control Price” means, as determined by the Committee in its sole discretion as of the date of a Change of Control, the net aggregate proceeds payable or to be payable in respect of one Unit in connection with the transaction (or series of transactions) resulting in such Change of Control (as determined by the Committee if any part of such proceeds are payable other than in cash), including, without limitation, any and all escrowed amounts and earnouts, determined on a Fully-Diluted Basis and before giving effect to the payment of any amounts in respect of Phantom Units.

“Person” means any individual, sole proprietorship, general partnership, limited partnership, corporation, business trust, trust, joint venture, limited liability company, association, joint stock company, bank, unincorporated organization or any other form of entity.

“Plan” means this First Amended and Restated Cyclebar Holdco, LLC Phantom Equity Plan, as amended from time to time.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interests there of entitled to control the board of managers, general partner or similar governing body of such entity is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any manager, managing director or general partner of such limited liability company, partnership, association or other business entity.

“Unit” means a Unit (as defined in the LLC Agreement), having such rights and obligations as are described in the LLC Agreement, or such other class or kind of units, shares or other securities resulting from the application of Section 4.03, or such other class or kind of units, shares or other securities resulting from the application of Section 4.03.

Section 2.02 Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural and the plural shall include the singular.

Article III

Administration

The Committee shall be responsible for the administration of the Plan. The Committee shall have discretionary authority, subject to the provisions of the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to provide for conditions deemed necessary or advisable to protect the interests of the Company and its Affiliates, to interpret the Plan and to make all other determinations necessary or advisable for the administration and interpretation of the Plan and to carry out its provisions and purposes. Any determination, interpretation or other action made or taken (including, but not limited to, any failure to make any determination or interpretation, or failure to make or take any other action) by the Committee pursuant to the provisions of the Plan shall be final, binding and conclusive for all purposes and upon all persons, and shall be given deference in any proceeding with respect thereto. The Committee may consult with legal counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in reliance upon the advice of counsel. It is intended that the Phantom Units comply with the application of section 409A of the Code and shall be construed as such.

Article IV

Phantom Units Subject to Plan

Section 4.01 Number. Subject to Section 4.03, the number of Phantom Units granted under the Plan may not exceed 1,000 Phantom Units.

Section 4.02 Cancelled, Terminated or Forfeited Phantom Units. Any Phantom Units that for any reason expire or are cancelled, terminated, forfeited, substituted for, repurchased by the Company or otherwise settled without consideration shall again be available for award under the Plan.

Section 4.03 Adjustments in Capitalization. The number of Phantom Units available for grant under Section 4.01 shall be proportionately adjusted to reflect, as deemed equitable and appropriate by the Committee, each Adjustment Event. To the extent deemed equitable and appropriate by the Committee, and subject to any required action by Unit holders, in any

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